Exhibit 99.1

NEWS RELEASE

BIOFUEL AMENDS CREDIT AGREEMENT AND CONVERTS CONSTRUCTION LOANS

DENVER, COLORADO — SEPTEMBER 30, 2009 — BIOFUEL ENERGY CORP. (NASDAQ:BIOF), an ethanol production company, today announced that its operating subsidiaries have amended their secured Credit Agreement with BNP Paribas and a group of lenders, settling all outstanding issues among the parties and lifting all defaults previously asserted by the lenders.  The subsidiaries, which own and operate the Company’s ethanol plants in Wood River, Nebraska and Fairmont, Minnesota, have also converted their outstanding construction loans, which had provided financing for the construction of the plants, into term loans that mature in 2014.  Following the conversion, the subsidiaries made their first principal payment of $3.2 million to the lenders, which left $195.4 million in aggregate principal amount of term loans outstanding as of September 30, 2009.  Under the terms of the amended Credit Agreement, the lenders advanced $3.7 million to fund certain capital improvements at the plants and to pay for professional advisor fees, and have agreed to provide up to $9.7 million in additional loans to make future principal and interest payments under the Credit Agreement.  Prior loan commitments in an aggregate amount of $1.7 million were terminated under the amendment.  The Company’s working capital loans, with an aggregate principal amount of $20.0 million outstanding, were unaffected by the amendment.

Scott H. Pearce, President and CEO, stated: “We are extremely pleased that our lenders have agreed to support the Company as it continues to pursue its goal to become a low-cost producer in the ethanol industry.  With our bank financing issues behind us, we look forward to refocusing on our plant optimization initiatives that are currently underway.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K, which have been filed with the SEC.

BioFuel Energy owns and operates two 115 million gallons per year ethanol plants in the Midwestern corn belt.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640.6500 •  www.bfenergy.com